Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Aerwins Technologies Inc. (formerly known as Pono Capital Corp) on Form S-8 of our report dated March 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Aerwins Technologies Inc. (formerly known as Pono Capital Corp) as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 12, 2021 (inception) through December 31, 2021 appearing in the Annual Report on Form 10-K of Aerwins Technologies Inc. (formerly known as Pono Capital Corp) for the year ended December 31, 2022.

We were dismissed as auditors on April 25, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements referenced in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Boston, MA

June 7, 2023